The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 19, 2020

Citigroup Inc.	February----, 2020 Medium-Term Senior Notes, Series G Pricing Supplement No. 2020-CMTNG1074 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-224495

Non-Callable Fixed to Floating Rate Notes Due February 24, 2023

•	The notes will pay interest at a fixed rate during an initial fixed rate period and, thereafter, will bear interest at a floating rate based on the 3-month U.S. dollar LIBOR plus the spread specified below, subject to a minimum interest rate of 0.35%. After the initial fixed rate period, interest payments on the notes will vary and may be paid at a rate as low as 0.35% per annum.

•	The notes are unsecured senior debt obligations of Citigroup Inc. All payments due on the notes are subject to the credit risk of Citigroup Inc.

•	There is uncertainty about the future of 3-month U.S. dollar LIBOR. The amount of interest payable on the notes will be calculated using a substitute or successor rate selected by the issuer (or one of its affiliates), which may be subject to adjustment, if 3-month U.S. dollar LIBOR is discontinued. See “Risk Factors” and “Determination of 3-month U.S. Dollar LIBOR” in this pricing supplement.

•	It is important for you to consider the information contained in this pricing supplement together with the information contained in the accompanying prospectus supplement and prospectus. The description of the notes below supplements, and to the extent inconsistent with replaces, the description of the general terms of the notes set forth in the accompanying prospectus supplement and prospectus.

KEY TERMS
Issuer:	Citigroup Inc. Upon at least 15 business days’ notice, any wholly owned subsidiary of Citigroup Inc. may, without the consent of any holder of the notes, assume Citigroup Inc.’s obligations under the notes, and in such event Citigroup Inc. shall be released from its obligations under the notes, subject to certain conditions, including the condition that Citigroup Inc. fully and unconditionally guarantee all payments under the notes. See “Additional Terms of the Notes” in this pricing supplement.
Stated principal amount:	$1,000 per note
Aggregate stated principal amount:	$
Pricing date:	February 19, 2020
Original issue date:	February 24, 2020. See “General Information—Supplemental information regarding plan of distribution; conflicts of interest” in this pricing supplement.
Maturity date:	February 24, 2023. If the maturity date is not a business day, then the payment required to be made on the maturity date will be made on the next succeeding business day with the same force and effect as if it had been made on the maturity date. No additional interest will accrue as a result of delayed payment.
Principal due at maturity:	Full principal amount due at maturity
Payment at maturity:	$1,000 per note plus any accrued and unpaid interest
Initial fixed rate period:	The period from and including the issue date to but excluding August 24, 2020
Floating rate period:	The period from and including August 24, 2020 to but excluding the maturity date
Interest rate per annum:

•    For each interest period during the initial fixed rate period, the notes will bear interest at a fixed rate of 2.25%

•    For each interest period during the floating rate period, the notes will bear interest at a floating rate equal to 3-month U.S. dollar LIBOR determined on the second London business day prior to the first day of the applicable interest period plus a spread of 0.35% per annum, subject to a minimum interest rate of 0.35% per annum for any interest period

Interest period:	Each three-month period from and including an interest payment date (or the original issue date, in the case of the first interest period) to but excluding the next interest payment date
Interest payment dates:	Interest on the notes is payable quarterly on the 24th day of each February, May, August and November, beginning on May 24, 2020 and ending on the maturity date. If any interest payment date is not a business day, then the payment required to be made on that interest payment date will be made on the next succeeding business day with the same force and effect as if it had been made on that interest payment date. No additional interest will accrue as a result of delayed payment.
Day count convention:	30/360 Unadjusted. See “Determination of Interest Payments” in this pricing supplement.
Business day:	Any day that is not a Saturday or Sunday and that, in New York City, is not a day on which banking institutions are authorized or obligated by law or executive order to close
Business day convention:	Following
CUSIP / ISIN:	17298CHZ4 / US17298CHZ41
Listing:	The notes will not be listed on any securities exchange and, accordingly, may have limited or no liquidity. You should not invest in the notes unless you are willing to hold them to maturity.
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal. See “General Information—Supplemental information regarding plan of distribution; conflicts of interest” in this pricing supplement.
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer
Per note:	$1,000.00	$	$
Total:	$	$	$

(1) The issue price for eligible institutional investors and investors purchasing the notes in fee-based advisory accounts will vary based on then-current market conditions and the negotiated price determined at the time of each sale; provided, however, that the issue price for such investors will not be less than $984.00 per note and will not be more than $1,000 per note. The issue price for such investors reflects a forgone selling concession or underwriting fee with respect to such sales as described in footnote (2) below. See “General Information—Fees and selling concessions” in this pricing supplement.

(2) CGMI will receive an underwriting fee of up to $16.00 per note, and from such underwriting fee will allow selected dealers a selling concession of up to $16.00 per note depending on market conditions that are relevant to the value of the notes at the time an order to purchase the notes is submitted to CGMI. Dealers who purchase the notes for sales to eligible institutional investors and/or to investors purchasing the notes in fee-based advisory accounts may forgo some or all selling concessions, and CGMI may forgo some or all of the underwriting fee for sales it makes to investors purchasing the notes in fee-based advisory accounts. The per note underwriting fee in the table above represents the maximum underwriting fee payable per note. The total underwriting fee and proceeds to issuer in the table above give effect to the actual total proceeds to issuer. You should refer to “Risk Factors” and “General Information—Fees and selling concessions” in this pricing supplement for more information. In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the notes involves risks not associated with an investment in conventional fixed rate debt securities. See “Risk Factors” beginning on page PS-2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying prospectus supplement and prospectus, which can be accessed via the hyperlink below:

Prospectus Supplement dated July 11, 2019 and Prospectus dated June 27, 2019

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Inc.

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes. You should read the risk factors below together with the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally. We also urge you to consult your investment, legal, tax, accounting and other advisers before you decide to invest in the notes.

▪	The amount of interest payable on the notes will vary. The notes differ from conventional fixed-rate debt securities in that the interest payable on the notes will vary after the initial fixed rate period based on the level of 3-month U.S. dollar LIBOR and may be as low as 0.35%. The per annum interest rate that is determined on the relevant interest determination date will apply to the entire interest period following that interest determination date, even if 3-month U.S. dollar LIBOR increases during that interest period, but is applicable only to that interest period; interest payments for any other interest period will vary.

▪	The yield on the notes may be lower than the yield on a conventional fixed-rate debt security of ours of comparable maturity. During the initial fixed rate period, the notes will bear interest at a per annum rate of 2.25%. After the initial fixed rate period, the interest rate applicable to the notes will vary based on the level of 3-month U.S. dollar LIBOR, and may be as low as 0.0875% on each interest payment date. As a result, the effective yield on your notes may be less than that which would be payable on a conventional fixed-rate, non-callable debt security of ours of comparable maturity.

▪	The notes are subject to the credit risk of Citigroup Inc., and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the value of the notes. You are subject to the credit risk of Citigroup Inc. If Citigroup Inc. defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the value of the notes will be affected by changes in the market’s view of Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc. credit risk is likely to adversely affect the value of the notes.

▪	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “General Information—Temporary adjustment period” in this pricing supplement.

▪	Secondary market sales of the notes may result in a loss of principal. You will be entitled to receive at least the full stated principal amount of your notes, subject to the credit risk of Citigroup Inc., only if you hold the notes to maturity. If you are able to sell your notes in the secondary market prior to maturity, you are likely to receive less than the stated principal amount of the notes.

▪	The inclusion of underwriting fees and projected profit from hedging in the issue price is likely to adversely affect secondary market prices. Assuming no changes in market conditions or other relevant factors, the price, if any, at which CGMI may be willing to purchase the notes in secondary market transactions will likely be lower than the issue price since the issue price of the notes will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the notes, as well as the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The secondary market prices for the notes are also likely to be reduced by the costs of unwinding the related hedging transactions. Our affiliates may realize a profit from the expected hedging activity even if the value of the notes declines. In addition, any secondary market prices for the notes may differ from values determined by pricing models used by CGMI, as a result of dealer discounts, mark-ups or other transaction costs.

▪	The price at which you may be able to sell your notes prior to maturity will depend on a number of factors and may be substantially less than the amount you originally invest. A number of factors will influence the value of the notes in any secondary market that may develop and the price at which CGMI may be willing to purchase the notes in any such secondary market, including: the level and volatility of 3-month U.S. dollar LIBOR, interest rates in the market, the time remaining to maturity of the notes, hedging activities by our affiliates, fees and projected hedging fees and profits and any actual or anticipated changes in the credit ratings, financial condition and results of Citigroup Inc. The value of the notes will vary and is likely to be less than the issue price at any time prior to maturity, and sale of the notes prior to maturity may result in a loss.

▪	The calculation agent, which is an affiliate of the issuer, will make determinations with respect to the notes.Citibank, N.A., the calculation agent for the notes, is an affiliate of ours. As calculation agent, Citibank, N.A. will determine, among other things, the level of 3-month U.S. dollar LIBOR and will calculate the interest payable to you on each interest payment date. Any of these determinations or calculations made by Citibank, N.A. in its capacity as calculation agent, including with respect to the calculation

Citigroup Inc.

of the level of 3-month U.S. dollar LIBOR in the event of the unavailability of the level of 3-month U.S. dollar LIBOR, may adversely affect the amount of one or more interest payments to you.

▪	Hedging and trading activity by Citigroup Inc. could result in a conflict of interest. One or more of our affiliates will likely enter into hedging transactions. This hedging activity will likely involve trading in instruments, such as options, swaps or futures, based upon 3-month U.S. dollar LIBOR. This hedging activity may present a conflict between your interest in the notes and the interests our affiliates have in executing, maintaining and adjusting their hedge transactions because it could affect the price at which our affiliate CGMI may be willing to purchase your notes in the secondary market. Because hedging our obligations under the notes involves risk and may be influenced by a number of factors, it is possible that our affiliates may profit from the expected hedging activity, even if the value of the notes declines.

▪	3-month U.S. dollar LIBOR may be discontinued or reformed, which may adversely affect the value of and return on the notes.

3-month U.S. dollar LIBOR is deemed to be a “benchmark” and is the subject of ongoing national and international regulatory scrutiny and reform. Some of these reforms are already effective, while others are still to be implemented or formulated. These reforms may cause 3-month U.S. dollar LIBOR to perform differently than it performed in the past or to be discontinued entirely and may have other consequences that cannot be predicted. Any such consequences could adversely affect the value of and return on any securities, such as the notes, that refer, or are linked, to 3-month U.S. dollar LIBOR to calculate payments due on those debt securities.

Any of the international, national or other proposals for reform or the general increased regulatory scrutiny of “benchmarks” could increase the costs and risks of administering or otherwise participating in the setting of a “benchmark” and complying with any such regulations or requirements. Such factors may have the effect of discouraging market participants from continuing to administer or contribute to certain “benchmarks”, trigger changes in the rules or methodologies used in certain “benchmarks” or lead to the discontinuance or unavailability of quotes of certain “benchmarks”, including 3-month U.S. dollar LIBOR.

If 3-month U.S. dollar LIBOR is discontinued or is no longer quoted, an alternative rate will be substituted for 3-month U.S. dollar LIBOR as described in “Determination of 3-month U.S. Dollar LIBOR” in this pricing supplement. The alternative rate may result in a return on the notes that is lower than or that does not otherwise correlate over time with the return that would have been realized if 3-month U.S. dollar LIBOR was available in its current form.

▪	Payments on the notes will be calculated using a benchmark replacement selected by the issuer if a benchmark transition event occurs.

As described in detail in the section “Determination of 3-month U.S. Dollar LIBOR” in this pricing supplement (the “benchmark transition provisions”), if during the term of the notes, the issuer (or an affiliate) determines that a benchmark transition event and its related benchmark replacement date have occurred with respect to 3-month U.S. dollar LIBOR, the issuer (or such affiliate) in its sole discretion will select a benchmark replacement to be substituted for 3-month U.S. dollar LIBOR in accordance with the benchmark transition provisions. The benchmark replacement will include a spread adjustment and technical, administrative or operational changes described in the benchmark transition provisions may be made to the terms of the notes if the issuer (or such affiliate) determines in its sole discretion they are required.

The interests of the issuer (or its affiliate) in making the determinations described above may be adverse to your interests as a holder of the notes. The selection of a benchmark replacement, and any decisions made by the issuer (or such affiliate) in connection with implementing a benchmark replacement with respect to the notes, could adversely affect the return on and value of the notes. Further, there is no assurance that the characteristics of any benchmark replacement will be similar to 3-month U.S. dollar LIBOR or that any benchmark replacement will produce the economic equivalent of 3-month U.S. dollar LIBOR.

▪	The secured overnight financing rate (“SOFR”) is a relatively new market index and as the related market continues to develop, there may be an adverse effect on the return on or value of the notes.

Under the benchmark transition provisions, if a benchmark transition event and its related benchmark replacement date occur with respect to 3-month U.S. dollar LIBOR, then an alternative rate based on SOFR (if it can be determined as of the benchmark replacement date, and assuming no interpolated benchmark is available) will be substituted for 3-month U.S. dollar LIBOR for all purposes of the notes (unless a benchmark transition event and its related benchmark replacement date also occur with respect to the benchmark replacements that are linked to SOFR, in which case the next-available benchmark replacement will be used). In the following discussion of SOFR, when we refer to SOFR-linked debt securities, we mean the notes at any time when the applicable benchmark replacement is based on SOFR.

The benchmark replacements specified in the benchmark transition provisions include term SOFR, a forward-looking term rate which will be based on the secured overnight financing rate. Term SOFR is currently being developed under the sponsorship of Federal Reserve Bank of New York (the “NY Federal Reserve”), and there is no assurance that the development of term SOFR will be completed. If a benchmark transition event and its related benchmark replacement date occur with respect to 3-month U.S. dollar LIBOR and, at that time, a form of term SOFR has not been selected or recommended by the Federal Reserve Board, the NY Federal Reserve, a committee thereof or successor thereto, then the next-available benchmark replacement under the benchmark transition provisions will be substituted for 3-month U.S. dollar LIBOR for purposes of all subsequent determinations (unless a benchmark transition event and its related benchmark replacement date occur with respect to that next-available benchmark replacement).

Citigroup Inc.

These replacement rates and adjustments may be selected or formulated by (i) the relevant governmental body (such as the alternative reference rates committee of the NY Federal Reserve), (ii) the International Swaps and Derivatives Association, Inc., or (iii) in certain circumstances, the issuer (or one of its affiliates). In addition, the benchmark transition provisions expressly authorize the issuer (or one of its affiliates) to make benchmark replacement conforming changes with respect to, among other things, the timing and frequency of determining rates and making payments. The application of a benchmark replacement and benchmark replacement adjustment, and any implementation of benchmark replacement conforming changes, could result in adverse consequences to the return on and value of the notes. Further, there is no assurance that the characteristics of any benchmark replacement will be similar to the then-current benchmark that it is replacing, or that any benchmark replacement will produce the economic equivalent of the then-current benchmark that it is replacing.

The NY Federal Reserve began to publish SOFR in April 2018. Although the NY Federal Reserve has also begun publishing historical indicative SOFR going back to 2014, such prepublication historical data inherently involves assumptions, estimates and approximations. You should not rely on any historical changes or trends in SOFR as an indicator of the future performance of SOFR. Since the initial publication of SOFR, daily changes in the rate have, on occasion, been more volatile than daily changes in comparable benchmark or market rates. As a result, the return on and value of SOFR-linked debt securities may fluctuate more than debt securities that are linked to less volatile rates.

Also, since SOFR is a relatively new market index, SOFR-linked debt securities likely will have no established trading market, and an established trading market may never develop or may not be very liquid. Market terms for debt securities indexed to SOFR, such as the spread over SOFR, may evolve over time, and trading prices of the notes may be lower than those of later-issued SOFR-linked debt securities as a result. Similarly, if SOFR does not prove to be widely used in securities like the notes, the trading price of the notes may be lower than those of debt securities linked to rates that are more widely used. Debt securities indexed to SOFR may not be able to be sold or may not be able to be sold at prices that will provide a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

The NY Federal Reserve notes on its publication page for SOFR that use of SOFR is subject to important limitations, indemnification obligations and disclaimers, including that the NY Federal Reserve may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. There can be no guarantee that SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to you. If the manner in which SOFR is calculated is changed or if SOFR is discontinued, that change or discontinuance may adversely affect the return on and value of the notes.

▪	The historical performance of 3-month U.S. dollar LIBOR is not an indication of its future performance. The historical performance of 3-month U.S. dollar LIBOR, which is included in this pricing supplement, should not be taken as an indication of the future performance of 3-month U.S. dollar LIBOR during the term of the notes. Changes in the level of 3-month U.S. dollar LIBOR will affect the value of the notes, but it is impossible to predict whether the level of 3-month U.S. dollar LIBOR will rise or fall.

▪	You will have no rights against the publisher of 3-month U.S. dollar LIBOR. You will have no rights against the publisher of 3-month U.S. dollar LIBOR even though the amount you receive on each interest payment date after the initial fixed rate period will depend upon the level of 3-month U.S. dollar LIBOR. The publisher of 3-month U.S. dollar LIBOR is not in any way involved in this offering and has no obligations relating to the notes or the holders of the notes.

▪	The U.S. federal tax consequences of an assumption of the notes are unclear. The notes may be assumed by a successor issuer, as discussed in “Additional Terms of the Notes.” The law regarding whether or not such an assumption would be considered a taxable modification of the notes is not entirely clear and, if the Internal Revenue Service (the “IRS”) were to treat the assumption as a taxable modification, a U.S. Holder would generally be required to recognize gain (if any) on the notes and the timing and character of income recognized with respect to the notes after the assumption could be affected significantly. You should read carefully the discussion under “United States Federal Income Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an assumption of the notes.

Additional Terms of the Notes

The notes are intended to qualify as eligible debt securities for purposes of the Federal Reserve's total loss-absorbing capacity (“TLAC”) rule. As a result, in the event of a Citigroup Inc. bankruptcy, Citigroup Inc.'s losses and any losses incurred by its subsidiaries would be imposed first on Citigroup Inc.’s shareholders and then on its unsecured creditors, including the holders of the notes. Further, in a bankruptcy proceeding of Citigroup Inc. any value realized by holders of the notes may not be sufficient to repay the amounts owed on the notes. For more information about the consequences of “TLAC” on the notes, you should refer to the “Citigroup Inc.” section beginning on page 10 of the accompanying prospectus.

Upon at least 15 business days’ notice, any wholly owned subsidiary (the “successor issuer”) of Citigroup Inc. may, without the consent of any holder of the notes, assume all of Citigroup Inc.’s obligations under the notes, and in such event Citigroup Inc. shall be released from its obligations under the notes (in each case, except as described below), subject to the following conditions:

(a)	Citigroup Inc. shall enter into a supplemental indenture under which Citigroup Inc. fully and unconditionally guarantees all payments on the notes when due, agrees to comply with the covenants described in the section “Description of Debt Securities—Covenants—Limitations on Liens” and “—Limitations on Mergers and Sales of Assets” in the accompanying prospectus as applied to itself and retains certain reporting obligations under the indenture;

Citigroup Inc.

(b)	the successor issuer shall be organized under the laws of the United States of America, any State thereof or the District of Columbia; and

(c)	immediately after giving effect to such assumption of obligations, no default or event of default shall have occurred and be continuing.

Upon any such assumption, the successor issuer shall succeed to and be substituted for, and may exercise every right and power of, Citigroup Inc. under the notes with the same effect as if such successor issuer had been named as the original issuer of the notes, and Citigroup Inc. shall be relieved from all obligations and covenants under the notes, except that Citigroup Inc. shall have the obligations described in clause (a) above. For the avoidance of doubt, the successor issuer shall not be responsible for Citigroup Inc.’s compliance with the covenants described in clause (a) above.

If a successor issuer assumes the obligations of Citigroup Inc. under the notes as described above, events of bankruptcy or insolvency or resolution proceedings relating to Citigroup Inc. will not constitute an event of default with respect to the notes, nor will any breach of a covenant by Citigroup Inc. (other than payment default). Therefore, if a successor issuer assumes the obligations of Citigroup Inc. under the notes as described above, events of bankruptcy or insolvency or resolution proceedings relating to Citigroup Inc. (in the absence of any such event occurring with respect to the successor issuer) will not give holders the right to declare the notes to be due and payable, and a breach of a covenant by Citigroup Inc. (including the covenants described in the section “Description of Debt Securities—Covenants—Limitations on Liens” and “—Limitations on Mergers and Sales of Assets” in the accompanying prospectus), other than payment default, will not give holders the right to declare the notes to be due and payable. Furthermore, if a successor issuer assumes the obligations of Citigroup Inc. under the notes as described above, it will not be an event of default under the notes if the guarantee of the notes by Citigroup Inc. ceases to be in full force and effect or if Citigroup Inc. repudiates the guarantee.

There are no restrictions on which subsidiary of Citigroup Inc. may be a successor issuer other than as specifically set forth above. The successor issuer may be less creditworthy than Citigroup Inc. and/or may have no or nominal assets. If Citigroup Inc. is resolved in bankruptcy, insolvency or other resolution proceedings and the notes are not contemporaneously declared due and payable, and if the successor issuer is subsequently resolved in later bankruptcy, insolvency or other resolution proceedings, the value you receive on the notes may be significantly less than what you would have received had the notes been declared due and payable immediately upon certain events of bankruptcy or insolvency or resolution proceedings relating to Citigroup Inc. or the breach of a covenant by Citigroup Inc.

The notes are “specified securities” for purposes of the indenture. The terms set forth above do not apply to all securities issued under the indenture, but only to the notes offered by this pricing supplement (and similar terms may apply to other securities issued by Citigroup Inc. that are identified as “specified securities” in the applicable pricing supplement).

You should read carefully the discussion of U.S. federal tax consequences of any such assumption under “United States Federal Tax Considerations” in this pricing supplement.

Citigroup Inc.

General Information
Temporary adjustment period:	For a period of approximately three months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the notes from investors at any time. See “Risk Factors—The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”
U.S. federal income tax considerations:

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes should be treated as “variable rate debt instruments,” and the remaining discussion is based on this treatment. Based on market conditions as of the pricing date, we will determine whether the notes are treated for U.S. federal income tax purposes (1) as providing for a single qualified floating rate (“QFR”) or (2) as providing for a single fixed rate followed by a QFR.

If the initial fixed rate on the notes is within 25 basis points of the floating rate, we expect to treat the notes as providing for a single floating rate. Under this treatment, all stated interest on the notes will generally be treated as qualified stated interest (“QSI”) and be taxable to a U.S. Holder (as defined in the accompanying prospectus supplement) at the time it accrues or is received in accordance with the U.S. Holder’s method of tax accounting.

However, if the initial fixed rate is not within 25 basis points of the floating rate, the notes may be treated as issued with original issue discount (“OID”). In order to determine the amount of QSI and OID in respect of the notes, an equivalent fixed rate debt instrument must be constructed. The equivalent fixed rate debt instrument is constructed in the following manner: (i) first, the initial fixed rate is converted to a QFR that would preserve the fair market value of the notes, and (ii) second, each QFR (including the QFR determined under (i) above) is converted to a fixed rate substitute (which will generally be the value of that QFR as of the issue date of the notes). The rules described under “United States Federal Tax Considerations — Tax Consequences to U.S. Holders — Original Issue Discount” in the accompanying prospectus supplement are then applied to the equivalent fixed rate debt instrument for purposes of calculating the amount of OID on the notes. Under these rules, the notes will generally be treated as providing for QSI at a rate equal to the lowest rate of interest in effect at any time under the equivalent fixed rate debt instrument, and any interest in excess of that rate will generally be treated as part of the stated redemption price at maturity and, therefore, as giving rise to OID. Based on the application of these rules to the notes, we will indicate in the final pricing supplement if the notes are issued with OID.

QSI on the notes will generally be taxable to a U.S. Holder (as defined in the accompanying prospectus supplement) as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of tax accounting. If the notes are issued with OID, a U.S. Holder will be required to include the OID in income for federal income tax purposes as it accrues, in accordance with a constant-yield method based on a compounding of interest. If the notes are not issued with OID, all stated interest on the notes will be treated as QSI and will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of tax accounting. If the amount of interest a U.S. Holder receives on the notes in a calendar year is greater than the interest assumed to be paid or accrued under the equivalent fixed rate debt instrument, the excess is treated as additional QSI taxable to the U.S. Holder as ordinary income. Otherwise, any difference will reduce the amount of QSI the U.S. Holder is treated as receiving and will therefore reduce the amount of ordinary income the U.S. Holder is required to take into income.

Upon the sale or other taxable disposition of a note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the disposition (other than any amount attributable to accrued QSI, which will be treated as a payment of interest) and the U.S. Holder’s tax basis in the note. A U.S. Holder’s tax basis in a note generally will equal the cost of the note to the U.S. Holder, increased by the amounts of OID (if any) previously included in income by the U.S. Holder with respect to the note and reduced by any payments other than QSI received by the U.S. Holder. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the note for more than one year at the time of disposition.

Under current law Non-U.S. Holders (as defined in the accompanying prospectus supplement) generally will not be subject to U.S. federal withholding or income tax with respect to interest (or

Citigroup Inc.

OID, if any) paid on and amounts received on the sale, exchange or retirement of the notes if they comply with applicable certification requirements. Special rules apply to Non-U.S. Holders whose income on the notes is effectively connected with the conduct of a U.S. trade or business or who are individuals present in the United States for 183 days or more in a taxable year.

The discussions herein and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Internal Revenue Code of 1986, as amended.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying prospectus supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as trustee under an indenture dated November 13, 2013) will serve as trustee for the notes.
Use of proceeds and hedging:

The net proceeds received from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our affiliates.

Hedging activities related to the notes by one or more of our affiliates will likely involve trading in one or more instruments, such as options, swaps and/or futures, based on 3-month U.S. dollar LIBOR and/or taking positions in any other available securities or instruments that we may wish to use in connection with such hedging. It is possible that our affiliates may profit from this hedging activity, even if the value of the notes declines. Profit or loss from this hedging activity could affect the price at which Citigroup Inc.’s affiliate, CGMI, may be willing to purchase your notes in the secondary market. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus.

ERISA and IRA purchase considerations:	Please refer to “Benefit Plan Investor Considerations” in the accompanying prospectus supplement for important information for investors that are ERISA or other benefit plans or whose underlying assets include assets of such plans.
Fees and selling concessions:

The issue price is $1,000 per note; provided that the issue price for an eligible institutional investor or an investor purchasing the notes in a fee-based advisory account will vary based on then-current market conditions and the negotiated price determined at the time of each sale. The issue price for such investors will not be less than $984.00 per note and will not be more than $1,000 per note. The issue price for such investors reflects a forgone selling concession with respect to such sales as described in the next paragraph.

CGMI, an affiliate of Citigroup Inc., is the underwriter of the sale of the notes and is acting as principal. CGMI may resell the notes to other securities dealers at the issue price of $1,000 per note less a selling concession not in excess of the underwriting fee. CGMI will receive an underwriting fee of up to $16.00 per note, and from such underwriting fee will allow selected dealers a selling concession of up to $16.00 per note depending on market conditions that are relevant to the value of the notes at the time an order to purchase the notes is submitted to CGMI. Dealers who purchase the notes for sales to eligible institutional investors and/or to investors purchasing the notes in fee-based advisory accounts may forgo some or all selling concessions, and CGMI may forgo some or all of the underwriting fee for sales to it makes to investors purchasing the notes in fee-based advisory accounts.

Supplemental information regarding plan of distribution; conflicts of interest:

The terms and conditions set forth in the Amended and Restated Global Selling Agency Agreement dated April 7, 2017 among Citigroup Inc. and the agents named therein, including CGMI, govern the sale and purchase of the notes.

The notes will not be listed on any securities exchange.

In order to hedge its obligations under the notes, Citigroup Inc. expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the sections “Risk Factors—Hedging and trading activity by Citigroup Inc. could result in a conflict of interest,” and “General Information—Use of proceeds and hedging” in this pricing supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

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Secondary market sales of securities typically settle two business days after the date on which the parties agree to the sale. Because the issue date for the securities is more than two business days after the pricing date, investors who wish to sell the securities at any time prior to the second business day preceding the issue date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement. Investors should consult their own investment advisors in this regard.

CGMI is an affiliate of Citigroup Inc. Accordingly, the offering of the notes will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client. See “Plan of Distribution; Conflicts of Interest” in the accompanying prospectus supplement for more information.

Calculation agent:	Citibank, N.A., an affiliate of Citigroup Inc., will serve as calculation agent for the notes. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Inc. and the holders of the notes. Citibank, N.A. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.
Paying agent:	Citibank, N.A. will serve as paying agent and registrar and will also hold the global security representing the notes as custodian for The Depository Trust Company (“DTC”).
Contact:	Clients may contact their local brokerage representative.

We encourage you to also read the accompanying prospectus supplement and prospectus, which can be accessed via the hyperlink on the cover page of this pricing supplement.

Determination of Interest Payments

On each interest payment date, the amount of each interest payment will equal (i) the stated principal amount of the notes multiplied by the interest rate in effect during the applicable interest period, multiplied by (ii) (90/360).

Determination of 3-month U.S. Dollar LIBOR

3-month U.S. dollar LIBOR is a daily reference rate fixed in U.S. dollars based on the interest rates at which banks borrow funds from each other for a term of three months, in marketable size, in the London interbank market. For each interest period, 3-month U.S. dollar LIBOR will equal the rate for 3-month U.S. dollar LIBOR appearing on Reuters screen LIBOR01 at approximately 11:00 a.m. (London time) on the second London business day prior to the first day of that interest period, which we refer to as an interest determination date. If Reuters screen LIBOR01 is replaced by another page, or if Reuters is replaced by a successor service, then “Reuters screen LIBOR01” means the replacement page or service selected to display the London interbank offered rates of major banks for U.S. dollars.

If 3-month U.S. dollar LIBOR cannot be determined on any day on which 3-month U.S. dollar LIBOR is required as described above, then the calculation agent will determine 3-month U.S. dollar LIBOR as follows:

•	The calculation agent (after consultation with us) will select four major banks in the London interbank market.

•	The calculation agent will request that the principal London offices of those four selected banks provide their offered quotations to prime banks in the London interbank market at approximately 11:00 a.m., London time, on the relevant date. These quotations shall be for deposits in U.S. dollars for the period of three months, commencing on the relevant date. Offered quotations must be based on a principal amount equal to at least $1,000,000.

(1)	If two or more quotations are provided, 3-month U.S. dollar LIBOR for the interest period will be the arithmetic average of those quotations.

(2)	If fewer than two quotations are provided, the calculation agent (after consultation with us) will select three major banks in New York City and follow the steps in the two bullet points below.

•	The calculation agent will then determine 3-month U.S. dollar LIBOR for the interest period as the arithmetic average of rates quoted by those three major banks in New York City to leading European banks at approximately 11:00 a.m., New York City time, on the relevant date. The rates quoted will be for loans in U.S. dollars for the period of three months, commencing on the relevant date. Rates quoted must be based on a principal amount of at least $1,000,000.

•	If fewer than three New York City banks selected by the calculation agent are quoting rates, 3-month U.S. dollar LIBOR for the interest period will be the same as for the immediately preceding interest period.

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A “business day” means any day that is not a Saturday or Sunday and that, in New York City, is not a day on which banking institutions are authorized or obligated by law or executive order to close.

A “London business day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

Notwithstanding the foregoing, if the issuer (or one of its affiliates) determines on or prior to any date on which 3-month U.S. dollar LIBOR is required to be determined under the terms of the notes that a benchmark transition event and its related benchmark replacement date (each, as defined below) have occurred with respect to 3-month U.S. dollar LIBOR, then the provisions set forth below under “Effect of Benchmark Transition Event”, which are referred to as the benchmark transition provisions, will thereafter apply to all determinations of 3-month U.S. dollar LIBOR for purposes of the notes. In accordance with the benchmark transition provisions, after a benchmark transition event and its related benchmark replacement date have occurred, the benchmark replacement (as defined below) will be substituted for 3-month U.S. dollar LIBOR for all purposes of the notes.

Effect of Benchmark Transition Event

Benchmark Replacement. If the issuer (or one of its affiliates) determines that a benchmark transition event and its related benchmark replacement date have occurred prior to the reference time in respect of any determination of the benchmark on any date, the benchmark replacement will replace the then-current benchmark for all purposes relating to the notes in respect of such determination on such date and all determinations on all subsequent dates.

Benchmark Replacement Conforming Changes. In connection with the implementation of a benchmark replacement, the issuer (or one of its affiliates) will have the right to make benchmark replacement conforming changes from time to time.

Decisions and Determinations. Any determination, decision or election that may be made by the issuer (or one of its affiliates) pursuant to the benchmark transition provisions described herein, including any determination with respect to tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, will be made in the issuer’s (or such affiliate’s) sole discretion, and, notwithstanding anything to the contrary in the documentation relating to the notes, shall become effective without consent from the holders of the notes or any other party.

Certain Defined Terms. As used in this section:

“Benchmark” means, initially, 3-month U.S. dollar LIBOR; provided that if a benchmark transition event and its related benchmark replacement date have occurred with respect to 3-month U.S. dollar LIBOR or the then-current benchmark, then “benchmark” means the applicable benchmark replacement.

“Benchmark replacement” means the interpolated benchmark with respect to the then-current benchmark, plus the benchmark replacement adjustment for such benchmark; provided that if the issuer (or one of its affiliates) cannot determine the interpolated benchmark as of the benchmark replacement date, then “benchmark replacement” means the first alternative set forth in the order below that can be determined by the issuer (or such affiliate) as of the benchmark replacement date:

(1)  the sum of: (a) term SOFR and (b) the benchmark replacement adjustment;

(2)	the sum of: (a) compounded SOFR and (b) the benchmark replacement adjustment;

(3)  the sum of: (a) the alternate rate of interest that has been selected or recommended by the relevant governmental body as the replacement for the then-current benchmark for the applicable corresponding tenor and (b) the benchmark replacement adjustment;

(4)	the sum of: (a) the ISDA fallback rate and (b) the benchmark replacement adjustment;

(5)  the sum of: (a) the alternate rate of interest that has been selected by the issuer (or one of its affiliates) as the replacement for the then-current benchmark for the applicable corresponding tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current benchmark for U.S. dollar-denominated floating rate notes at such time and (b) the benchmark replacement adjustment.

“Benchmark replacement adjustment” means the first alternative set forth in the order below that can be determined by the issuer (or one of its affiliates) as of the benchmark replacement date:

(1)  the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected or recommended by the relevant governmental body for the applicable unadjusted benchmark replacement;

(2)  if the applicable unadjusted benchmark replacement is equivalent to the ISDA fallback rate, then the ISDA fallback adjustment;

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(3)  the spread adjustment (which may be a positive or negative value or zero) that has been selected by the issuer (or one of its affiliates) giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current benchmark with the applicable unadjusted benchmark replacement for U.S. dollar-denominated floating rate notes at such time.

“Benchmark replacement conforming changes” means, with respect to any benchmark replacement, any technical, administrative or operational changes (including changes to the timing and frequency of determining rates and making payments, rounding of amounts or tenors, and other administrative matters) that the issuer (or one of its affiliates) decides may be appropriate to reflect the adoption of such benchmark replacement in a manner substantially consistent with market practice (or, if the issuer (or such affiliate) decides that adoption of any portion of such market practice is not administratively feasible or if the issuer (or such affiliate) determines that no market practice for use of the benchmark replacement exists, in such other manner as the issuer (or such affiliate) determines is reasonably necessary).

“Benchmark replacement date” means the earliest to occur of the following events with respect to the then-current benchmark:

(1)  in the case of clause (1) or (2) of the definition of “benchmark transition event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the benchmark permanently or indefinitely ceases to provide the benchmark; or

(2)  in the case of clause (3) of the definition of “benchmark transition event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the benchmark replacement date occurs on the same day as, but earlier than, the reference time in respect of any determination, the benchmark replacement date will be deemed to have occurred prior to the reference time for such determination.

“Benchmark transition event” means the occurrence of one or more of the following events with respect to the then-current benchmark:

(1)  a public statement or publication of information by or on behalf of the administrator of the benchmark announcing that such administrator has ceased or will cease to provide the benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the benchmark;

(2)  a public statement or publication of information by the regulatory supervisor for the administrator of the benchmark, the central bank for the currency of the benchmark, an insolvency official with jurisdiction over the administrator for the benchmark, a resolution authority with jurisdiction over the administrator for the benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the benchmark, which states that the administrator of the benchmark has ceased or will cease to provide the benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the benchmark; or

(3)  a public statement or publication of information by the regulatory supervisor for the administrator of the benchmark announcing that the benchmark is no longer representative.

“Compounded SOFR” means the compounded average of SOFRs for the applicable corresponding tenor, with the rate, or methodology for this rate, and conventions for this rate being established by the issuer (or one of its affiliates) in accordance with:

(1) the rate, or methodology for this rate, and conventions for this rate selected or recommended by the relevant governmental body for determining compounded SOFR; provided that:

(2) if, and to the extent that, the issuer (or one of its affiliates) determines that compounded SOFR cannot be determined in accordance with the previous clause, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the issuer (or one of its affiliates) giving due consideration to any industry-accepted market practice for U.S. dollar-denominated floating rate notes at such time.

For the avoidance of doubt, the calculation of compounded SOFR shall exclude the benchmark replacement adjustment.

“Corresponding tenor” with respect to a benchmark replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current benchmark.

“NY Federal Reserve’s website” means the website of the NY Federal Reserve at http://www.newyorkfed.org, or any successor source.

“Interpolated benchmark” with respect to the benchmark means the rate determined for the corresponding tenor by interpolating on a linear basis between: (1) the benchmark for the longest period (for which the benchmark is available) that is shorter than the corresponding tenor and (2) the benchmark for the shortest period (for which the benchmark is available) that is longer than the

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corresponding tenor. For purposes of this definition, the term benchmark shall refer to the applicable rate without regard to tenor (e.g., where the benchmark is 3-month U.S. dollar LIBOR, the term “benchmark” for purposes of this definition shall refer only to U.S. dollar LIBOR without any reference to the 3-month tenor).

“ISDA definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA fallback adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA definitions to be determined upon the occurrence of an index cessation event with respect to the benchmark for the applicable tenor.

“ISDA fallback rate” means the rate that would apply for derivatives transactions referencing the ISDA definitions to be effective upon the occurrence of an index cessation date with respect to the benchmark for the applicable tenor excluding the applicable ISDA fallback adjustment.

“Reference time” with respect to any determination of the benchmark means (1) if the benchmark is 3-month U.S. dollar LIBOR, 11:00 a.m. (London time) on the date of such determination, and (2) if the benchmark is not 3-month U.S. dollar LIBOR, the time determined by the issuer (or its affiliate) in accordance with the benchmark replacement conforming changes.

“Relevant governmental body” means the Federal Reserve Board and/or the NY Federal Reserve, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NY Federal Reserve or any successor thereto.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the NY Federal Reserve, as the administrator of the benchmark, (or a successor administrator) on the NY Federal Reserve’s website.

“Term SOFR” means the forward-looking term rate for the applicable corresponding tenor based on SOFR that has been selected or recommended by the relevant governmental body.

“Unadjusted benchmark replacement” means the benchmark replacement excluding the benchmark replacement adjustment.

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Historical Information on 3-month U.S. Dollar LIBOR

3-month U.S. dollar LIBOR was 1.69463% on February 18, 2020.

The graph below shows the published daily rate for 3-month U.S. dollar LIBOR for each day it was available from January 2, 2008 to February 18, 2020. We obtained the values below from Bloomberg L.P., without independent verification. You should not take the historical performance of 3-month U.S. dollar LIBOR as an indication of future performance.

Historical 3-Month U.S. Dollar LIBOR January 2, 2008 to February 18, 2020

Certain Selling Restrictions

Hong Kong Special Administrative Region

The contents of this pricing supplement and the accompanying prospectus supplement and prospectus have not been reviewed by any regulatory authority in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). Investors are advised to exercise caution in relation to the offer. If investors are in any doubt about any of the contents of this pricing supplement and the accompanying prospectus supplement and prospectus, they should obtain independent professional advice.

The notes have not been offered or sold and will not be offered or sold in Hong Kong by means of any document, other than

(i)	to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or

(ii)	to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “Securities and Futures Ordinance”) and any rules made under that Ordinance; or

(iii)	in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

There is no advertisement, invitation or document relating to the notes which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with

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respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Non-insured Product: These notes are not insured by any governmental agency. These notes are not bank deposits and are not covered by the Hong Kong Deposit Protection Scheme.

Singapore

This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore, and the notes will be offered pursuant to exemptions under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, the notes may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this pricing supplement or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any notes be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person under Section 275(1) of the Securities and Futures Act or to any person pursuant to Section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. Where the notes are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the Securities and Futures Act)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor, securities (as defined in Section 239(1) of the Securities and Futures Act) of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the relevant securities pursuant to an offer under Section 275 of the Securities and Futures Act except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the Securities and Futures Act or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the Securities and Futures Act; or

(ii)	where no consideration is or will be given for the transfer; or

(iii)	where the transfer is by operation of law; or

(iv)	pursuant to Section 276(7) of the Securities and Futures Act; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Any notes referred to herein may not be registered with any regulator, regulatory body or similar organization or institution in any jurisdiction.

The notes are Specified Investment Products (as defined in the Notice on Recommendations on Investment Products and Notice on the Sale of Investment Product issued by the Monetary Authority of Singapore on 28 July 2011) that is neither listed nor quoted on a securities market or a futures market.

Non-insured Product: These notes are not insured by any governmental agency. These notes are not bank deposits. These notes are not insured products subject to the provisions of the Deposit Insurance and Policy Owners’ Protection Schemes Act 2011 of Singapore and are not eligible for deposit insurance coverage under the Deposit Insurance Scheme.

Prohibition of Sales to EEA Retail Investors

The notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii) not a qualified investor as defined in Directive 2003/71/EC; and

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(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes offered so as to enable an investor to decide to purchase or subscribe the notes.

Additional Information

We reserve the right to withdraw, cancel or modify any offering of the notes and to reject orders in whole or in part prior to their issuance.

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